EXHIBIT 99.1

Houston Wire & Cable Company Reports Results for the Third Quarter of 2017

HOUSTON, Nov. 09, 2017 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ:HWCC) (the “Company”) announced operating results for the third quarter ended September 30, 2017.

Selected quarterly results were:

  Sales of $81.2 million up 24.5% over 2016
  Gross margin of 22.9% up 440 basis points
  Operating income of $2.0 million up $3.9 million over 2016
  Net loss of $1.7 million, adjusted non-GAAP net income of $0.9 million
  Diluted EPS $(0.11), adjusted non-GAAP diluted EPS $0.06

Third Quarter Summary

Jim Pokluda, President and Chief Executive Officer commented, “Although our third quarter sales activity started with an unspectacular July, improvement throughout the quarter resulted in 24.5% revenue growth.  An increase in industrial demand coupled with disciplined execution of our strategic business plan were the major drivers of the sales improvement. We estimate that revenues for the quarter were negatively impacted by the three major storms by less than 1%.  I am pleased that sales of $81.2 million reached their highest levels since the October 2016 acquisition of Vertex, and excluding Vertex, the highest level since Q 3 2015’s $78.3 million. Vertex contributed $7.8 million in sales, while sales of wire and cable products increased $8.2 million or 12.6% over 2016. We estimate that higher metals prices in 2017 represented approximately 5% of the increase in wire and cable sales. We estimate wire and cable sales for our project business, which targets end markets for Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials,  and Mechanical Wire Rope, decreased 10%, while Maintenance, Repair, and Operations (MRO) sales increased 15%, as compared to 2016.

Gross margin at 22.9% increased 440 basis points from the third quarter of 2016 and was up 130 basis points sequentially driven from a combination of strong pricing discipline, metals inflation and Vertex.  Operating expenses at $16.5 million increased primarily due to the operating expenses of Vertex.

Interest expense of $0.5 million was up $0.4 million, from $0.1 million in the prior year period, primarily due to the incremental debt from the Vertex acquisition. Average debt levels were $71.2 million in 2017 compared to $28.5 million in 2016, while the effective interest rate increased to 3.0% in 2017 from 1.7% in 2016.

The income tax expense of $3.2 million was higher than the $0.5 million benefit in 2016 primarily due to a change in the estimated annual earnings for 2017, the cumulative effect of which is reflected in the current quarter, and a valuation allowance on deferred tax assets not expected to be realized.

The results of operations produced a net loss of $1.7 million versus a net loss of $1.4 million in 2016. As adjusted to reflect income taxes at the statutory rate, a non-GAAP measure, net income is $0.9 million as compared to a net loss of $1.2 million in the prior year period. (See attached reconciliation of Non-GAAP measures).

Nine month summary
Mr. Pokluda further commented, “We are pleased that the final accounting for the purchase of Vertex has been completed. Accordingly, our results for the first nine month period include the inventory purchase step-up which negatively impacted our gross profit by $0.2 million and non-recurring integration expense which negatively impacted our operating expenses by an estimated $0.5 million”

Sales for the nine month period were $235.6 million, up 22.4% or $43.2 million, including $23.6 million from Vertex and $19.5 million or 10.2% from wire and cable products. We estimate that higher metals prices in 2017 represented approximately 3% of the increase in wire and cable sales. We estimate wire and cable sales for our project business, which targets end markets for Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials, and Mechanical Wire Rope, decreased 9%, while MRO sales increased 14%, as compared to 2016.

Gross margin at 22.0%, which included the impact of Vertex’s higher margins, was up 230 basis points from the 19.7% level in the 2016 period.

Operating expenses at $50.2 million increased $7.4 million from the prior year of which $4.9 million was related to Vertex and includes non-recurring integration expenses estimated at $0.5 million

Interest expense of $1.5 million increased from $0.5 million in the prior year period, mainly due to the additional debt incurred for the Vertex acquisition. In addition, average interest rates increased to 2.8% in 2017 from 1.7% in the prior year period.

The income tax expense of $2.4 million fluctuated from the $1.2 million income tax benefit in 2016 primarily due to a change in the estimated annual earnings for 2017 and a $2.3 million valuation allowance on deferred tax assets not expected to be realized.

The results of operations generated a net loss of $2.2 million primarily due to the valuation allowance, compared to a net loss of $4.2 million in 2016. As adjusted to reflect income taxes at the statutory rate (and in 2016, the impact of an impairment charge), a non-GAAP measure, net income is $0.1 million, as compared to net loss of $1.8 million in the prior year period. (See attached reconciliation of Non-GAAP measures),

Conference Call
The Company will host a conference call to discuss third quarter results today, Thursday, November 9, 2017, at 10:00 a.m., C.S.T.  Hosting the call will be James Pokluda, President and Chief Executive Officer and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company’s website www.houwire.com.

Live call dial-in numbers are as follow:
Toll-Free: (800) 936-7954
International: (720) 545-0048
Conference ID # 4297639

Approximately two hours after the completion of the live call, a telephone replay will be available until November 16, 2017.

Replay, Toll-Free #: 855-859-2056
Replay, Toll #: 404-537-3406
Conference ID #   4297639

About the Company

With over 40 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of industrial products in the U.S market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC.  These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

CONTACT:

Nicol G. Graham
Chief Financial Officer
Direct:  713.609.2125
Fax:  713.609.2168
ngraham@houwire.com

HOUSTON WIRE & CABLE COMPANY
Reconciliation of Non-GAAP Measures
(Unaudited)
 (In thousands, except per share data)

Non-GAAP Financial Disclosures and Reconciliations

While the Company reports financial results in accordance with U.S. GAAP, this press release includes information on adjusted net income and adjusted earnings per share, non-GAAP measures. We use the non-GAAP measures to evaluate and manage our operations and provide the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

The following table shows the reconciliation between the net (loss) as reported under GAAP and the adjusted net income (loss) for the period. The Company believes presenting this information as adjusted for the impact of the non-cash valuation allowance involving deferred taxes and in the prior year period the impact of the non-cash impairment charge enhances some investors’ understanding of the Company’s performance.

	Three Months Ended September 30, 2017		Three Months Ended September 30, 2016
	Net Income	Diluted EPS	Net Income	Diluted EPS

Net (loss), as reported under GAAP	$(1,711)	$(0.11))	$(1,439)	$(0.09)
Income tax as reported, which includes the valuation allowance	3,215	0.20	(494)	(0.03)
Adjusted income (loss) before income taxes	1,504	0.09	(1,933)	(0.12)
Pro-forma tax expense (benefit) at the statutory rate	587	0.03	(754)	(0.05)
Adjusted net income (loss) – non-GAAP	$917	$0.06	$(1,179)	$(0.07)

	Nine Months Ended September 30, 2017		Nine Months Ended September 30, 2016
	Net Income	Diluted EPS	Net Income	Diluted EPS

Net (loss), as reported under GAAP	$(2,218)	$(0.14)	$(4,180)	$(0.26)
Impairment charge	—	—	2,384	0.15
Income tax as reported, which includes the valuation allowance	2,361	0.15	(1,178)	(0.07)
Adjusted income (loss) before income taxes and impairment charge	143	0.01	(2,974)	(0.18)
Pro-forma tax expense (benefit) at the statutory rate	56	0.00	(1,160)	(0.07)
Adjusted net income (loss) – non-GAAP	$87	$0.01	$(1,814)	$(0.11)

HOUSTON WIRE & CABLE COMPANY
 Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Accounts receivable, net	$57,381	$44,677
Inventories, net	82,211	79,783
Income taxes receivable	2,690	1,948
Prepaids	1,209	570
Total current assets	143,491	126,978

Property and equipment, net	11,243	11,261
Intangible assets, net	12,209	13,378
Goodwill	22,354	22,770
Deferred income taxes	—	892
Other assets	455	591
Total assets	$189,752	$175,870

Liabilities and stockholders’ equity
Current liabilities:
Book overdraft	$1,888	$3,181
Trade accounts payable	6,621	8,406
Accrued and other current liabilities	17,132	13,248
Total current liabilities	25,641	24,835

Debt	72,530	60,388
Deferred income taxes	2,263	—
Other long term obligations	702	516
Total liabilities	101,136	85,739

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 16,506,235 and 16,457,525 outstanding at September 30, 2017 and December 31, 2016, respectively	21	21
Additional paid-in-capital	53,772	53,824
Retained earnings	95,340	97,550
Treasury stock	(60,517)	(61,264)
Total stockholders’ equity	88,616	90,131
Total liabilities and stockholders’ equity	$189,752	$175,870

HOUSTON WIRE & CABLE COMPANY
 Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Sales	$81,196	$65,222	$235,551	$192,387
Cost of sales	62,626	53,177	183,732	154,513
Gross profit	18,570	12,045	51,819	37,874

Operating expenses:
Salaries and commissions	8,975	7,148	26,647	20,895
Other operating expenses	6,999	5,969	21,303	17,302
Depreciation and amortization	549	732	2,234	2,198
Impairment charge	—	—	—	2,384
Total operating expenses	16,523	13,849	50,184	42,779

Operating income (loss)	2,047	(1,804)	1,635	(4,905)
Interest expense	543	129	1,492	453
Income (loss) before income taxes	1,504	(1,933)	143	(5,358)
Income tax expense (benefit)	3,215	(494)	2,361	(1,178)
Net (loss)	$(1,711)	$(1,439)	$(2,218)	$(4,180)

Earnings (loss) per share:
Basic	$(0.11)	$(0.09)	$(0.14)	$(0.26)
Diluted	$(0.11)	$(0.09)	$(0.14)	$(0.26)
Weighted average common shares outstanding:
Basic	16,274,663	16,302,870	16,260,862	16,388,892
Diluted	16,274,663	16,302,870	16,260,862	16,388,892

Dividend declared per share	$—	$0.03	$—	$0.15

HOUSTON WIRE & CABLE COMPANY
 Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2017	2016

Operating activities
Net (loss)	$(2,218)	$(4,180)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment charge	—	2,384
Depreciation and amortization	2,234	2,198
Amortization of unearned stock compensation	770	626
Provision for inventory obsolescence	78	355
Deferred income taxes	3,163	(752)
Other non-cash items	195	(11)
Changes in operating assets and liabilities:
Accounts receivable	(12,619)	3,360
Inventories	(2,082)	11,859
Prepaids	(639)	(447)
Income taxes receivable	(742)	(645)
Book overdraft	(1,293)	(2,599)
Trade accounts payable	(1,790)	2,108
Accrued and other current liabilities	4,031	1,486
Other operating activities	18	217
Net cash (used in) provided by operating activities	(10,894)	15,959

Investing activities
Expenditures for property and equipment	(1,307)	(955)
Cash received upon finalization of purchase price for acquisition	193	—
Net cash used in investing activities	(1,114)	(955)

Financing activities
Borrowings on revolver	243,651	195,914
Payments on revolver	(231,509)	(206,483)
Payment of dividends	(60)	(2,477)
Purchase of treasury stock	(74)	(1,958)
Net cash provided by (used in) financing activities	12,008	(15,004)

Net change in cash	—	—
Cash at beginning of period	—	—

Cash at end of period	$—	$—